Exhibit 5.2

Museum Tower

150 West Flagler Street, Suite 2200

Miami, FL 33130

(305) 789-3200

stearnsweaver.com

June 25, 2014

The William Carter Company

3438 Peachtree Street NE

Suite 1800

Atlanta, Georgia 30326

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-4 (as amended or supplemented, and together with all annexes and exhibits thereto, the “Registration Statement”) filed by The William Carter Company, a Massachusetts corporation (the “Issuer”), and certain subsidiaries of the Issuer (the “Guarantors”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Issuer in an exchange offer (the “Exchange Offer”) of $400,000,000 aggregate principal amount of 5.250% Senior Notes due 2021 (the “Exchange Notes”). The Exchange Notes will be offered by the Issuer in exchange for a like principal amount of the Issuer’s outstanding 5.250% Senior Notes due 2021. The Exchange Notes are to be issued pursuant to an Indenture, dated as of August 12, 2013 (the “Indenture”), by and between the Issuer, Wells Fargo Bank, National Association, as trustee, and the Guarantors party thereto from time to time, including Carter’s Giftcard Company, Inc., a Florida corporation (the “Company”). Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

We have acted as Florida counsel to the Issuer with respect to the Company in connection with the Indenture.

In connection with this opinion, we have examined the Indenture, which is being filed with the Commission as an exhibit to the Registration Statement. We have also examined such certificates, documents and records as we have deemed appropriate in order to enable us to render the opinions set forth herein. In such examination, we have assumed, without inquiry or investigation, (i) the legal capacity of each natural person, (ii) the authenticity of original documents and the genuineness of all signatures, (iii) the conformity to the originals of all documents submitted to us as copies, (iv) the truthfulness, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (v) that there has been no undisclosed waiver of any right, remedy or provision contained in any such documents, and (vi) that each transaction complies with all tests of good faith, fairness and conscionability required by law.

The William Carter Company

June 25, 2014

Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that the Company has been formed and is existing and has active status under the laws of the State of Florida, has the corporate power to perform its obligations under the Guarantees, and has taken all necessary corporate action to authorize its performance of the Guarantees.

With respect to our opinion that the Company has been formed and is existing and has active status under the laws of the State of Florida, we have relied exclusively on our review of the Articles of Incorporation and Bylaws of the Company and a certificate of status issued by the Florida Department of State dated June 25, 2014, which with your permission we assume remains accurate as of the date hereof.

This opinion letter is based, as to matters of law, solely on such internal law of the State of Florida (but not including any statutes, ordinances, administrative decisions, rules or regulations of any political subdivision of such jurisdiction) that, in our experience, is normally applicable to a transaction of the type contemplated by the Indenture and to the parties thereto. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein, nor may any person use or rely upon this opinion except as expressly stated herein; provided that Ropes & Gray LLP may rely on this opinion in connection with delivering an opinion regarding the Exchange Offer. This opinion is given as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.